EXHIBIT 14.2

LOCATION BASED TECHNOLOGIES, INC.
CODE OF ETHICS FOR
SENIOR FINANCIAL OFFICERS

Location Based Technologies, Inc. (the “Company”) has a Code of Business Conduct applicable to all employees of the Company.  The Chief Executive Officer (“CEO”), the Chief Operating Officer (“COO”) and the Chief Financial Officer (“CFO”) of the Company, as well as senior financial personnel (such as a Controller) as may be designated by the CEO, COO or CFO (the “Senior Financial Officers”) are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law.  Because of the important and elevated role in our corporate governance system held by the Senior Financial Officers, they are subject to the following additional policies set forth in this Code of Ethics:

1.            Honest and Ethical Code.  The Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that encourage and reward professional integrity in all aspects of our financial organization by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from our financial organization or our Company.  The Senior Financial Officers will demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout our finance organization.

2.            Full, Fair and Accurate SEC Disclosure.  The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission (“SEC).  Accordingly, it is the responsibility of each Senior Financial Officer promptly to bring to the attention of the Audit Committee, if any, or the entire Board of Directors, any material information of which such officer may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee, or the entire Board of Directors, in fulfilling its responsibilities as specified in an Audit Committee Charter, if any, and the Company’s policies and procedures regarding financial reporting and disclosure.  The CEO and the COO or CFO shall review the Company’s Annual and Quarterly Reports before certifying and filing them with the SEC.

3.            Compliance with Laws.  In performing his or her duties, each Senior Financial Officer shall endeavor to comply, and take appropriate action within his or her areas of responsibility to cause the Company to comply, with applicable governmental laws, rules and regulations and applicable rules and regulations of self-regulatory organizations.

4.            Reporting Internal Control Deficiency and Fraud.  Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee, if any, or the entire Board of Directors, any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.            Reporting Violations of Ethics Codes.  Each Senior Financial Officer shall promptly bring to the attention of the General Counsel, if any, and to the Audit Committee, if any. or the entire Board of Directors, any information such officer may have concerning any violation of the Company’s Code of Business Conduct or of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

6.            Reporting Violations of Law.  Each Senior Financial Officer shall promptly bring to the attention of the General Counsel, if any, and to the Audit Committee, or the entire Board of Directors, any information such officer may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

7.            Anonymous Reporting of Violations.  Any violation of this Code of Ethics and any violation by the Company or its directors or officers, of the securities laws, rules or regulations or other laws, rules or regulations applicable to the Company may be reported anonymously.

8.            Waiver and Amendment of the Code.  The Company's Audit Committee, if any, as well as the Company's Board of Directors, shall have the authority to approve a waiver from any provision of this Code of Ethics.  The Company will publicly disclose information concerning any waiver or an implicit waiver of this Code as required by applicable law.  A waiver means the approval of a material departure from a provision of this Code.  The Company will publicly disclose any substantive amendment of this Code as required by applicable law.

9.            Compliance and Accountability.  The Audit Committee, if any, or the Board of Directors, will assess compliance with this Code, report violations of this Code to the Board of Directors, and, based upon the relevant facts and circumstances, recommend appropriate action.  A violation of this Code may result in disciplinary action including termination of employment.

The Board of Directors shall determine, or designate appropriate persons to determine appropriate actions to be taken in the event of violations of the Code of Business Conduct or of this Code of Ethics by the Senior Financial Officers.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and this Code of Ethics, and may include any one or more of the following:  written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment.  In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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